Exhibit 99.1

University General Health System, Inc. Initiates Restructuring Through A Chapter 11 Filing

MidCap Financial Trust to Provide Debtor-in-Possession Financing

Hospital Operations Continue Without Interruption; No Impact To Patients

Houston, TX – February 27, 2015 – University General Health System, Inc. (OTCQB: UGHS) (“University General”) (“the Company”), a diversified, integrated, multi-specialty health care delivery system, announced today that the Company and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code to facilitate an operational and financial restructuring of the Company. MidCap Financial Trust will provide debtor-in-possession financing to fund ongoing operations. UGHS expects to utilize the Chapter 11 process to reduce its debt and strengthen its balance sheet. The restructuring process will not impact the Company’s ability to fulfill its obligations to its physicians, employees or patients.

“The filing was a difficult decision, but one that the Board believes will allow the Company to focus on improving operations at its flagship Houston hospital and creating a stronger financial foundation upon which to build its comprehensive strategic plan,” explained Hassan Chahadeh, M.D., Chairman and CEO of University General Health Systems. “This restructuring, once fully implemented, should provide UGHS with a much improved balance sheet and a capital structure that is more appropriate for its current business model,” Chahadeh continued.

Over the past few years the Company made several acquisitions, including the Dallas hospital, which never achieved profitability. The Company also entered into a series of unfavorable managed care agreements that resulted in a loss of revenue and mismanaged claim collections. These events led to liquidity issues at UGHS. The Company has eliminated many of its underperforming hospital outpatient departments, engaged in a sale process for the senior living segment, and has closed the Dallas hospital. Although the Company took the necessary steps to remedy its liquidity issues by selling non-core assets, streamlining operations and reducing expenses, UGHS could not withstand its costs structure.

“We have improved our revenue cycle management through a partnership with a nationally recognized leader in the industry. These operational changes have already reduced our costs by $13 million per year with additional savings of approximately $1 million per month as a result of the Dallas hospital closure. We believe that the restructuring will allow us to emerge from Chapter 11 with a much-improved balance sheet and a healthy business that is positioned to achieve long-term success,” Chahadeh said.

“We believe that, under the circumstances, filing for Chapter 11 was the best course of action for UGHS. This action enables us to continue operating our business without interruption while implementing a financial and operational restructuring in a Court-supervised and controlled environment,” Chahadeh continued.

Physicians and patients will see no change in the way the Company operates. Patients will receive the same innovative health solutions in a concierge minded, physician-centric facility to which they have become accustomed.

Ongoing employee compensation and benefit programs are being presented to the Court for approval as part of the Company’s First Day Motions. The Company believes that the Court will approve these requests, thereby ensuring that employees will be paid and that certain employee benefits programs will remain intact.

The Company announced that with the imminent closing of the sale of the Senior Living Segment, Mr. Sapaugh has resigned as President, but will remain on the board as an independent board member and a vital part of the restructuring process. Dr. Chahadeh will assume the role of President as well as Chief Executive Officer.

The Company’s Chapter 11 petitions were filed in U.S. Bankruptcy Court for the Southern District of Texas in Houston. The Company’s entities included in the filing are: University General Health System, Inc., UGHS Autimis Billing, Inc., UGHS Autimis Coding, Inc., UGHS ER Services, Inc., UGHS Hospitals, Inc., UGHS Management Services, Inc., UGHS Support Services, Inc., University General Hospital, LP, and University Hospital

Systems, LLP. The Company’s operations not included in the filing and therefore not impacted by the filing include: UGHS Senior Living, Inc., Woodlands and Dickinson surgical centers. Chapter 11 case information can be found atwww.upshotservices.com/UGHS.

About University General Health Systems, Inc.

University General Health Systems, Inc. (“University General”) is a diversified, integrated multi-specialty health care provider that delivers concierge physician and patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today’s health care delivery environment. The Company currently operates one acute care hospital, three ambulatory surgical centers, a number of diagnostic imaging, physical therapy and sleep clinics and a hyperbaric wound care center in the Houston area. The Company is headquartered in Houston, Texas and its common stock trades on the OTCQB under the symbol “UGHS”.

Forward-Looking Statements

The information in this news release may include certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of University General Health system, Inc. (UGHS). Although UGHS believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, that impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in UGHS’s periodic filings with the Securities and Exchange Commission.

For additional information, please contact:

Media and Investors

R. Jerry Falkner, CFA

RJ Falkner & Company, Inc.

(800) 377-9893

info@rjfalkner.com